UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2012 (November 24, 2012)

American Realty Funds Corporation
(Exact name of registrant as specified in its charter)

Tennessee	000-54431	27-1952547
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

501 S. Euclid Avenue Bay City, Michigan		48706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 800-613-3250

Not Applicable
(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 4.01  Changes in Registrant’s Certifying Accountant

On November 24, 2012, McConnell & Jones LLP (“McConnell & Jones”) notified the registrant that they terminated their engagement, effective on that date, as the registrant’s independent registered public accounting firm and to audit the June 30, 2012 balance sheet of the registrant and the related statements of operations, stockholder’s equity, and cash flows for the year then ended.

McConnell & Jones served as the registrant’s independent registered public accounting firm from June 7, 2010 through November 24, 2012.

The reports of McConnell & Jones’ on the registrant’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except the reports did contain an explanatory paragraph discussing that there was substantial doubt about the registrant's ability to continue as a going concern.

During the registrant’s two most recent fiscal years and the subsequent interim period through November 24, 2012, the registrant had (i) no disagreements with McConnell & Jones on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to McConnell & Jones’ satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The registrant has provided McConnell & Jones with a copy of the disclosures made in this Current Report on Form 8-K and requested that McConnell & Jones furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the registrant’s statements herein and, if not, stating the respects in which it does not agree. A copy of the letter furnished by McConnell & Jones is attached as Exhibit 16.1 hereto.

Item 7.01  Regulation FD Disclosure

On November 28, 2012, the registrant issued a press release to provide an update regarding recent events impacting the registrant. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 8.01  Other Events

The Securities and Exchange Commission has commenced an action against American Realty Funds Corporation and others in the United States District Court, Eastern District of Michigan.

According to the SEC's complaint, Joel I. Wilson defrauded investors who bought unregistered securities offered by his company, Diversified Group Partnership Management, LLC, and sold through his brokerage firm, W R Rice Financial Services, Inc. Wilson raised approximately $6.7 million from approximately 120 investors who bought Diversified Group's securities from September 2009 through October 2012, and used the funds to finance his business of buying, renovating, and selling houses in and around Bay City.

The SEC alleges that although Wilson promised investors that he would invest their money in real estate that would yield returns of 9.9% per year, he used most of it to make unsecured loans to his real estate business, which did not generate enough income to repay the investors. Wilson also diverted $582,000 of investor money to pay personal expenses, including $75,000 he used to buy W R Rice Financial, $46,780 he spent on travel, and $35,000 for his wife's business. In addition, the SEC said Wilson used investors' money to pay for a sponsorship and tickets to the Saginaw Sting football team and to buy thousands of dollars worth of tickets to the Detroit Red Wings.

The SEC alleges that Wilson raised additional funds for his real estate business through stock sales for another of his companies, American Realty Funds Corporation, which trades on the OTC Bulletin Board under the symbol ANFDE. The complaint alleges that there were misrepresentations and omissions in some of the reports the company filed with the SEC, which Wilson signed, including that American Realty has failed to make loan payments and that its purportedly independent directors have undisclosed personal and business relationships with Wilson. American Realty is delinquent in filing its annual report on Form 10-K for the fiscal year ended June 30, 2012, which was due October 15, and its quarterly report on Form 10-Q for the quarter ended September 30, which was due on November 14. Because of the questions concerning the accuracy of publicly disseminated information in the company's public filings and financial statements, the SEC issued an administrative order suspending trading in American Realty stock until 11:59 p.m. EDT on November 29, 2012.

The SEC's complaint, filed on November 15, 2012 charges Wilson and Diversified Group with violations of the registration and antifraud provisions of the federal securities laws and American Realty with violations of the antifraud and reporting provisions of the federal securities laws. The Court granted the SEC's request for an order prohibiting the defendants from altering or destroying documents and an order granting the parties leave to conduct expedited discovery. The Court scheduled a hearing on the SEC's motions for an asset freeze and preliminary injunction for December 10, 2012, at 10:00 a.m. at the U.S. District courthouse located at 1000 Washington Ave. in Bay City, Michigan.

Item 9.01  Financial Statements and Exhibits

(d)

Exhibits

Exhibit 16.1

Letter from McConnell & Jones.

Exhibit 99.1

Press release dated November 28, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2012

American Realty Funds Corporation

By:	/s/ Jessica Burch
Jessica Burch
Chief Executive Officer,